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                                                                    EXHIBIT 99.3



             CYPRESS TO ACQUIRE RF CIRCUIT SPECIALIST RADIOCOM CORP.

       NEW ADDITION IS EXPECTED TO HELP CYPRESS PENETRATE BEYOND BASEBAND
             AND CONTROL TO RF SECTIONS OF EMERGING WIRELESS SYSTEMS

================================================================================

        SAN JOSE, California...April 27, 2000 -- Cypress Semiconductor Corporation (NYSE:CY) today announced the signing of a letter of intent to acquire RadioCom Corporation, a privately held company specializing in the architecture and design of semiconductor radio frequency (RF) circuits. The terms of the deal were not disclosed.

        The acquisition was made to further accelerate Cypress's penetration of the exploding wireless handset market, where the company currently enjoys success with its ultra-low-power MoBL(TM) (More Battery Life(TM)) SRAMs and its low-noise Radio Frequency Phase-Locked Loop (RF PLL) product family used in cellular handsets.

        "In the past three years, Cypress has grown its wireless business quickly, particularly in the area of cellular handsets," said Dan McCranie, Executive Vice President, Marketing and Sales. "In 1999, we provided chips for less than 10 million cellular handsets. In 2000, we forecast that there will be Cypress chips in more than 100 million handsets, a tenfold increase in market penetration.

        "Our primary focus thus far has been the baseband and control sections of wireless systems," McCranie said. "The addition of an elite group of high-frequency analog semiconductor specialists will facilitate the creation of new product portfolios for the RF sections of these systems."

        "Cypress has strong, longstanding strategic relationships with a wide range of established and startup companies in communications market segments across the board," said RadioCom Chief Executive Officer Lawrence Ragan. "Their process and design expertise complements our own capabilities. With a large, technically skilled marketing and sales organization leveraging this combined technology base, Cypress will provide exceptional, cost-effective semiconductor end product for new generations of wireless systems."

        ABOUT CYPRESS

        Cypress Semiconductor provides high-performance integrated circuit solutions "By Engineers. For Engineers.(TM)" for fast-growing companies in fast-growing markets, including data communications, telecommunications, computation, consumer products, and industrial control. With a focus on emerging communications applications, Cypress's product lines include networking-optimized and micropower static RAMs; high-bandwidth multiport and FIFO memories; high-density programmable logic devices; timing technology for PCs and other digital systems; and controllers for Universal Serial Bus (USB). Cypress is No. 1 in the USB and clock chip markets.

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        More than two-thirds of Cypress's sales come from fast-growing datacom/telecom markets and dynamic companies such as Alcatel, Cisco, Ericsson, Lucent, Motorola, Nortel Networks, and 3Com. Cypress's ability to mix and match its broad portfolio of intellectual property enables targeted, integrated solutions for high-speed systems that feed bandwidth-hungry Internet applications. Cypress aims to become the preferred silicon supplier for Internet switching systems and for every Internet data stream to pass through at least one Cypress IC.

        Cypress employs more than 3,900 people worldwide with international headquarters in San Jose, California. Its shares are listed on the New York Stock Exchange under the symbol CY. More information about Cypress is accessible electronically on the company's worldwide web site at http://www.cypress.com or by CD-ROM (call 1-800-858-1810). An electronic investor forum, and other investor information, is located at http://www.cypress.com/investor/index.html.

        ABOUT RADIOCOM

        RadioCom Corporation is a privately held company located in Portland, Oregon. RadioCom has a track record of providing cost-effective designs of radio frequency systems implemented with custom integrated circuits. The company is structured to provide the blend of radio frequency system design, circuit design and analog integrated circuit design skills essential to rapid commercial success of new product concepts in wireless marketplaces. RadioCom takes pride in its ability to add value to the entire IC development process, from problem definition, through system design, specification generation, detailed circuit design, integrated circuit layout, and supporting the testing of the IC/system, transfer to production, and ongoing production support.

        SAFE-HARBOR PROVISION

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties. Please refer to Cypress's Securities and Exchange Commission filings for a discussion of such risks.


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